UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported: March 24, 2011
WESTERN GAS PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	001-34046	26-1075808

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices including Zip Code)
(832) 636-1000

Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Revolving Credit Agreement
     On March 24, 2011, Western Gas Partners, LP (the “Partnership”) entered into a five-year amended and restated senior unsecured revolving credit agreement among the Partnership as the borrower, Wells Fargo Bank, National Association as the administrative agent and the lenders party thereto (the “Credit Agreement”). The Credit Agreement amended and restated the Partnership’s $450 million revolving credit facility, which was originally entered into in October 2009 and had an outstanding balance of $230 million immediately prior to the effectiveness of the Credit Agreement. The aggregate initial commitments of the lenders under the Credit Agreement are $800,000,000 and are expandable to a maximum of $1,000,000,000. The Credit Agreement matures on March 24, 2016 and bears interest at the applicable London Interbank Offered Rate or LIBOR, plus applicable margins ranging from 1.30% to 1.90%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, and (c) LIBOR plus 1%, plus applicable margins ranging from 0.30% to 0.90%.
     The Credit Agreement contains various covenants that limit, among other things, the Partnership’s, and certain of the Partnership’s subsidiaries’, ability to incur indebtedness, grant liens, merge, consolidate or allow any material change in the character of its business, sell all or substantially all of the Partnership’s assets, make certain transfers, enter into certain affiliate transactions, make distributions or other payments other than distributions of available cash under certain conditions and use proceeds other than for partnership purposes (not to include the purchase or carrying of margin stock). If the Partnership obtains two of the following three ratings: BBB- or better by S&P, Baa3 or better by Moody’s, or BBB- or better by Fitch (the date of such rating being the “Investment Grade Rating Date”), then the Partnership will no longer be required to comply with certain of the foregoing covenants. The Credit Agreement also contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due; (ii) bankruptcy or insolvency with respect to the Borrower or any material subsidiary; or (iii) a change of control. All amounts due by the Partnership under the Credit Agreement are unconditionally guaranteed by the Partnership’s wholly-owned subsidiaries. The guarantees of the subsidiary guarantors will terminate on the Investment Grade Rating Date.
     Including amounts drawn to repay the Term Loan (as defined in Item 1.02 below), outstanding borrowings under the Credit Agreement on March 24, 2011 were $480 million.
     The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement.
     On March 24, 2011, the Partnership used $250.0 million of its capacity under the Credit Agreement to repay and terminate its $250 million three-year term loan agreement (the “Term Loan”) entered into in August 2010 with Wells Fargo Bank, National Association as the administrative agent and the lenders party thereto. The Partnership used the Term Loan to finance a portion of the consideration paid for the acquisition of the Wattenberg gathering system and related assets from Anadarko Petroleum Corporation. Affiliates of certain of the agents and lenders under the Term Loan have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Partnership and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.
     The foregoing description of the Term Loan does not purport to be complete and is qualified in its entirety by reference to the Term Loan included as Exhibit 10.2 to the Partnership’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2010 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
10.1	Revolving Credit Agreement, dated as of March 24, 2011, among Western Gas Partners, LP, Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN GAS PARTNERS, LP
By:	Western Gas Holdings, LLC, its general partner

March 29, 2011	By:	/s/ Benjamin M. Fink
Benjamin M. Fink
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Revolving Credit Agreement, dated as of March 24, 2011, among Western Gas Partners, LP, Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto.